EXHIBIT 1

TRANSACTIONS SINCE THE DATE OF THE MOST RECENT FILING ON SCHEDULE 13D

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company since the date of the most recent filing on Schedule 13D.  Such transactions involved the sale of shares on the Nasdaq National Market System.

Date	Type	Price	Shares
5/27/2009	Sale	$4.75	109900
5/27/2009	Sale	4.76	2400
5/28/2009	Sale	4.75	254100
5/28/2009	Sale	4.755	100
5/28/2009	Sale	4.76	71800
5/28/2009	Sale	4.765	500
5/29/2009	Sale	4.7698	10000
5/29/2009	Sale	4.78	69300
5/29/2009	Sale	4.79	22300
5/29/2009	Sale	4.7917	7700
5/29/2009	Sale	4.80	26300